Exhibit 4.2
EXECUTION COPY
     NINETEENTH SUPPLEMENTAL INDENTURE, dated as of February 9, 2007, to the Indenture dated as of December 6, 1995 (as amended and supplemented to the date hereof, the “Indenture”), by and among EOP Operating Limited Partnership, a Delaware limited partnership (the “Issuer”), Equity Office Properties Trust, a Maryland real estate investment trust (“EOPT”), Blackhawk Acquisition Trust, a Maryland real estate investment trust (the “Initial Successor”), Blackhawk Parent LLC, a Delaware limited liability company (the “Successor”), and U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer, EOPT and the Trustee have heretofore executed and delivered the Indenture, and the Issuer has issued pursuant to the Indenture, among other securities, the following outstanding securities: 6.75% Notes due 2008 (the “6.75% Notes”), 7.125% Notes due 2009 (the “7.125% Notes”), 7.25% Notes due 2009 (the “7.25% Notes”), 7.65% Notes due 2010 (the “7.65% Notes”), 7.35% Debentures due 2017 (the “7.35% Debentures”) and 7.50% Debentures due 2027 (together with the 6.75% Notes, the 7.125% Notes, the 7.25% Notes, the 7.65% Notes and the 7.35% Debentures, each “a series of Notes” and collectively the “Notes”);
     WHEREAS, EOPT, the Issuer, the Initial Successor, the Successor and Blackhawk Acquisition, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger dated as of November 19, 2006, as amended to the date hereof (the “Merger Agreement”), which contemplates, among other things, the execution and filing on the date hereof of Articles of Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) providing for the merger of EOPT with and into the Initial Successor (the “Merger”), with the Initial Successor continuing its existence under Maryland law;
     WHEREAS, upon the acceptance for record of the Articles of Merger by the SDAT or at such other time thereafter as is provided therein (the “Merger Effective Time”), the Merger will be effective in accordance with the terms of the Articles of Merger and applicable law;
     WHEREAS, in connection with the liquidation of the Initial Successor contemplated by the Merger Agreement, the Initial Successor and the Successor will execute and deliver an Assignment and Assumption Agreement dated the date hereof (the “Assignment and Assumption Agreement”) providing for the assignment to the Successor by the Initial Successor of substantially all of its assets and the assumption by the Successor of all of the liabilities of the Initial Successor;
     WHEREAS, upon the effectiveness of the Assignment and Assumption Agreement (the “Transfer Effective Time”), the transfer and assignment of substantially all of the assets of the Initial Successor to the Successor and the assumption of all of the liabilities of the Initial Successor by the Successor will be effective in accordance with the terms thereof and applicable law;

     WHEREAS, Section 801 of the Indenture provides, among other things, that EOPT may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person, provided that, among other things, the successor Person or its transferees or assignees of such assets shall expressly assume the obligations of EOPT under its Guarantee and the due and punctual performance and observance of all of the other covenants and conditions in the Indenture;
     WHEREAS, Section 901 of the Indenture provides that the Issuer, the Guarantor and the Trustee may, without the consent of any Holders, enter into a supplemental indenture for the purpose of evidencing the succession of another Person to the Guarantor and the assumption by any such successor of the covenants of the Guarantor contained in the Indenture and the Notes;
     WHEREAS, each of the Issuer, EOPT, the Initial Successor and the Successor has been duly authorized by resolution to enter into this Nineteenth Supplemental Indenture; and
     WHEREAS, all other acts and proceedings required by law and by the Indenture to make this Nineteenth Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, EOPT, the Initial Successor, the Successor, the Trustee and, solely with respect to the Internotes, the Additional Trustee, hereby agree as follows:
ARTICLE ONE
     SECTION 1.01. Definitions.
     Capitalized terms used in this Nineteenth Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
ARTICLE TWO
     SECTION 2.01. Confirmation of Succession by the Initial Successor.
     (a) The Initial Successor hereby expressly assumes the obligations of EOPT under its Guarantee and the due and punctual performance and observance of all of the other covenants and conditions in the Indenture.
     (b) In accordance with Section 802 of the Indenture, the Initial Successor shall succeed to and be substituted for EOPT with the same effect as if the Initial Successor had been named in the Indenture as a party of the first part and EOPT is relieved of any further obligation under the Indenture, the Notes and the Guarantee.

     (c) The reference in the preamble to the Indenture to “Equity Office Properties Trust, a Maryland real estate investment trust, as guarantor (the “Guarantor”), having its principal offices at Two North Riverside Plaza, Suite 2100, Chicago Illinois 60606” is hereby amended to read “Blackhawk Acquisition Trust, a Maryland real estate investment trust, as guarantor (the “Guarantor”), having its principal offices at Two North Riverside Plaza, Suite 2100, Chicago Illinois 60606” and the provision for notices pursuant to Section 105 of the Indenture to the Issuer and the Guarantor is hereby amended to include provision for all such notices to be copied to Jonathan D. Gray, Blackstone Real Estate Partnerships V L.P., 345 Park Avenue, New York, New York 10154, facsimile number (212) 583-5573).
     SECTION 2.02. Confirmation of Succession by the Successor.
     (a) The Successor hereby expressly assumes the obligations of the Initial Successor under its Guarantee and the due and punctual performance and observance of all of the other covenants and conditions in the Indenture.
     (b) In accordance with Section 802 of the Indenture, the Successor shall succeed to and be substituted for the Initial Successor with the same effect as if the Successor had been named in the Indenture as a party of the first part and the Initial Successor is relieved of any further obligation under the Indenture, the Notes and the Guarantee.
     (c) The reference in the preamble to the Indenture following the Merger Effective Time to “Blackhawk Acquisition Trust, a Maryland real estate investment trust, as guarantor (the “Guarantor”), having its principal offices at Two North Riverside Plaza, Suite 2100, Chicago Illinois 60606” is hereby amended to read “Blackhawk Parent LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), having its principal offices at Two North Riverside Plaza, Suite 2100, Chicago Illinois 60606” and the provision for notices pursuant to Section 105 of the Indenture to the Issuer and the Guarantor is hereby amended to include provision for all such notices to be copied to Jonathan D. Gray, Blackstone Real Estate Partnerships V L.P., 345 Park Avenue, New York, New York 10154, facsimile number (212) 583-5573).
ARTICLE THREE
SECTION 3.01. Effectiveness of Nineteenth Supplemental Indenture; Operation of Amendments to Indenture and the Notes.
     This Nineteenth Supplemental Indenture shall be effective upon its execution by the parties hereto, provided that (i) Section 2.01 shall become operative concurrently with the Merger Effective Time and (ii) Section 2.02 shall become operative, following the Merger Effective Time, concurrently with the Transfer Effective Time.

     SECTION 3.02. Severability.
     In case any provision in this Nineteenth Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 3.03. Continuing Effect of Indenture.
     Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes shall remain in full force and effect.
     SECTION 3.04. Construction of Nineteenth Supplemental Indenture.
     This Nineteenth Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. THIS NINETEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 3.05. Trust Indenture Act Controls.
     If any provision of this Nineteenth Supplemental Indenture limits, qualifies or conflicts with another provision of this Nineteenth Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, and as in force at the date as of which this Nineteenth Supplemental Indenture is executed, the provision required by said Act shall control.
     SECTION 3.06. Disclaimer.
     The recitals contained in this Nineteenth Supplemental Indenture shall be taken as the statements of the Issuer, EOPT, the Initial Successor and the Successor. The Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Nineteenth Supplemental Indenture.
     SECTION 3.07. Counterparts.
     This Nineteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EOP OPERATING LIMITED PARTNERSHIP
By:	Equity Office Properties Trust, its General Partner

By	/s/ Stanley M. Stevens
	Name:	Stanley M. Stevens
	Title:	Executive Vice President, Chief Legal Counsel and Secretary

EQUITY OFFICE PROPERTIES TRUST

By	/s/ Stanley M. Stevens
	Name:	Stanley M. Stevens
	Title:	Executive Vice President, Chief Legal Counsel and Secretary

BLACKHAWK ACQUISITION TRUST

By	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Vice President and Secretary

BLACKHAWK PARENT LLC

By	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Vice President, Secretary and Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President